UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    March 12, 2008

Milacron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08485	311062125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2090 Florence Avenue, Cincinnati, Ohio	45206
_________________________________ (Address of principal executive offices)	___________ (Zip Code)

Registrant’s telephone number, including area code:	(513) 487-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 12, 2008, certain European subsidiaries of Milacron Inc. (“Milacron”) entered into a five-year, asset-based revolving credit program (the “Credit Program”) pursuant to which up to €27 million (the “Program Limit”) in aggregate financing will be made available to such subsidiaries by Lloyds TSB Bank Plc (“Lloyds Bank”) and Lloyds TSB Commercial Finance Limited (the “Factor”).  The Credit Program consists of two parts: (i) asset-based revolving loans (the “Loan Facilities”) provided by Lloyds Bank to certain subsidiaries of Milacron organized in Germany, Holland and Belgium and (ii) an accounts receivable factoring facility (the “Factoring Facility”) between Milacron’s principal operating subsidiary in Germany (“Ferromatik”) and the Factor.  Based upon asset levels as of March 12, 2008, total borrowing and factoring capacity under the Credit Program, when fully operational, is expected to exceed €20 million but will likely be less than the full €27 million limit.  The Factoring Facility will replace an existing €10 million factoring facility between Ferromatik and Heller Bank Aktiengesellschaft.  We anticipate that the incremental working capital capacity provided by the new Credit Program will help us meet U.S. pension funding obligations in 2008.  Proceeds of the Credit Program may be used solely for the working capital purposes of the Borrowers (as defined below) and their affiliates.

Set forth below is a summary of the terms and conditions of the Credit Program.  The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the transaction agreements governing the Credit Program.  Copies of the principal agreements are furnished as Exhibits 10.1 through 10.6 hereto, and a press release regarding the Credit Program is furnished as Exhibit 99.1 hereto.

Borrowers and Guarantors; Security

Cimcool Europe B.V. and Cimcool Industrial Products B.V., Dutch subsidiaries of Milacron, D-M-E Europe CVBA, a Belgian subsidiary of Milacron, and Ferromatik are the borrowers (the “Borrowers”) under the Loan Facilities.  Each Borrower is a guarantor of each other Borrower’s obligations.  In addition, Milacron B.V. and Milacron Netherlands B.V., Dutch subsidiaries of Milacron, and Milacron Kunststoffmaschinen Europa GmbH, a German subsidiary of Milacron, are guarantors (the “Guarantors”) of the Loan Facilities.  Ferromatik is the seller of accounts receivable under the Factoring Facility.

Borrowings under the Loan Facilities are secured by the accounts receivable (other than accounts receivable of Ferromatik, which are sold pursuant to the Factoring Facility) and certain bank accounts and inventory of the Borrowers, by a land charge on certain real property owned by Ferromatik and by pledges of shares in each of the Borrowers by their respective parent entities.

Commitments and Maturity

Amounts advanced under the Loan Facilities and the Factoring Facility count together toward the overall Program Limit of €27 million in aggregate financing at any one time outstanding.  The Loan Facilities will mature, and the Factoring Facility will terminate, five years after the commencement date of March 12, 2008.  The Borrowers may request letters of credit or guarantees from Lloyds Bank, the amounts of which will be reserved against availability.

The Loan Facility provided to Ferromatik is subject to a sub-limit equal to €11,160,000 on March 12, 2008, which reduces thereafter in equal quarterly amounts of €279,000.  The other Loan Facilities and the Factoring Facility are collectively subject to a sub-limit equal at any time to the overall Program Limit of €27 million less the amount of the sub-limit for the Loan Facility to Ferromatik in effect at such time.

Borrowing Availability

The amount of loans available at any time under each Loan Facility (other than the Loan Facility provided to Ferromatik) is limited to a specified percentage of the value of the eligible accounts receivable of the Borrower under that Loan Facility that are then outstanding.  The availability of loans under each Loan Facility (including the Loan Facility provided to Ferromatik) is further subject to reserves against availability established by Lloyds Bank in its discretion.  A permanent block of €2 million applies against total availability under the Credit Program.  In addition, aggregate borrowing under the Credit Program may not exceed 150% of the combined gross receivables ledger balances of the Borrowers at any time.

Prepayments and Early Termination

The Borrowers may prepay the Loan Facilities, in whole or in part, at any time without penalty.  However, if the Credit Program is terminated for any reason (except in limited specified circumstances pertaining to change in laws) prior to March 12, 2010, the Borrowers must pay a fee of 1.0% of the Program Limit, and if the Borrowers terminate the Credit Program early at any time thereafter, they must pay a fee of $200,000 unless they give 3 months notice of their intent to terminate the Credit Program.

Warranties; Covenants

The Loan Facilities contain warranties customary for this type of financing.  Under the Factoring Facility, Ferromatik makes customary warranties regarding the accounts receivable sold by it to the Factor.

The Loan Facilities contain customary affirmative and negative covenants.  In addition, Milacron B.V. and its subsidiaries must maintain a minimum fixed charge coverage ratio, tested quarterly with a six-month look-back period, and Ferromatik must maintain a minimum tangible net worth.  The Borrowers and the Guarantors are permitted to transfer up to $25 million of the funds initially made available under the Credit Program to their U.S. affiliates, provided that no termination event has occurred.  Any further transfer of any funds to U.S. affiliates, regardless of source, is permitted only if, pro forma for such transfer, a headroom of €7 million (including the permanent headroom block) would be maintained under the Credit Program based on six-month projections for cashflow of Milacron B.V. and its subsidiaries.

Termination Events

The Loan Facilities contain customary termination events, which are subject in certain cases to customary grace periods and materiality standards, including, among others, termination events upon the occurrence of (i) breach of warranty or covenant (other than in respect of debt turn or dilution rates) under the Credit Program, (ii) failure to pay any amount when due under the Credit Program or, in the case of Ferromatik, a related swap agreement with Lloyds Bank, (iii) breach of any other financing facility, (iv) insolvency of any Borrower or Guarantor, moratorium or the taking of steps in the direction of insolvency, (v) sale of all or a substantial portion of the Borrowers’ businesses or assets or ceasing to conduct the business conducted by them on the commencement date, (vi) material change in the composition of any Borrower’s (other than Ferromatik’s) board of directors or senior management or a change in ownership of 10 percent or more of any Borrower’s (other than Ferromatik’s) shares (other than such change that results in a transfer of shares to an affiliate) or in its constitution or composition, (vii) there is a deterioration in the overall financial condition or operating performance or overall management and control or in the sales ledger administration or credit control procedures of any Borrower (and, solely in the case of Ferromatik, such change results in a material adverse effect), (viii) Ferromatik suffers a material adverse effect, (ix) any person who has waived or released rights in the accounts receivable of the Borrowers (other than Ferromatik) withdraws or attempts to withdraw such waiver or release or otherwise asserts any interest in the accounts receivable, (x) any Borrower (other than Ferromatik) attempts to reject any variation proposed by Lloyds Bank to the operating conditions of the Loan Facility applicable to it, (xi) any secured obligation of any Borrower secured under the Credit Program becomes due and payable and (xii) any agreement in connection with the Credit Program and the security therefor ceases to be legally valid, binding or enforceable or performance thereof becomes unlawful.  The termination of any facility will result in the termination of all facilities comprised by the Credit Program.

Interest Rate and Fees

Borrowings under the Loan Facilities (other than the Loan Facility provided to Ferromatik) bear interest at a rate equal to one-month EURIBOR plus 1.75% per annum.  Borrowings under the Loan Facility provided to Ferromatik bear interest at a rate equal to one-month EURIBOR plus 2.00%.

The Borrowers must pay an unused line fee of 0.25% per annum on the average of the daily unused amounts of the Program Limit, payable monthly, and if letters of credit or guarantees are issued, a fee equal to the margin charged for that month in addition to the issuing lender’s customary charges.

After the occurrence of a default in payment under any Loan Facility, the Borrower under the applicable facility will be required to pay default interest until the payment default has been remedied at a rate equal to (x) in the case of Loan Facilities other than the Loan Facility provided to Ferromatik, 2.00% per annum over the interest rate otherwise then in effect and (y) in the case of the Loan Facility provided to Ferromatik, 8.00% per annum over EURIBOR.

Factoring Facility

Under the Factoring Facility, Ferromatik will sell all of its eligible accounts receivable, together with related security and ancillary rights, to the Factor on an ongoing basis.  The purchase price for approved accounts receivable is paid in two payments: a first payment made upon purchase of the receivable equal to 85% of the outstanding amount of the receivable and a second payment made at a later date (in an amount that may or may not equal the remainder of the outstanding amount of the receivable).  For the risk transfer, the Factor will receive a payment in the amount of one-month EURIBOR plus 1.75% per annum on the amount of each first payment from the date of first payment by the Factor to the date of payment on the underlying receivable.  Ferromatik is required to repurchase a sold receivable in the event that a warranty related to such receivable is breached.

Item 2.03.  Creation of a Direct Financial Obligation.

The discussion under Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements And Exhibits.

10.1	–
Asset Based Finance Agreement dated as of March 12, 2008 among Lloyds TSB Bank Plc, Netherlands Branch and Belgium Branch, Lloyds TSB Commercial Finance Limited, Cimcool Europe B.V., Cimcool Industrial Products B.V., D-M-E Europe CVBA, Ferromatik Milacron Maschinenbau GmbH, Milacron Kunststoffmaschinen Europa GmbH, Milacron B.V. and Milacron Nederland B.V.

10.2	–	Loan Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and Ferromatik Milacron Maschinenbau GmbH

10.3	–	Receivables Finance Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and Cimcool Europe B.V.

10.4	–	Receivables Finance Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and Cimcool Industrial Products B.V.

10.5	–	Receivables Finance Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and D-M-E Europe CVBA

10.6	–	Debt Purchase Agreement dated as of March 12, 2008 between Lloyds TSB Commercial Finance Limited and Ferromatik Milacron Maschinenbau GmbH

99.1	–	News release issued by Milacron Inc. on March 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

March 18, 2008	By:	/s/ Ross A. Anderson
Name: Ross A. Anderson
Title: Senior Vice President - Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Asset Based Finance Agreement dated as of March 12, 2008 among Lloyds TSB Bank Plc, Netherlands Branch and Belgium Branch, Lloyds TSB Commercial Finance Limited, Cimcool Europe B.V., Cimcool Industrial Products B.V., D-M-E Europe CVBA, Ferromatik Milacron Maschinenbau GmbH, Milacron Kunststoffmaschinen Europa GmbH, Milacron B.V. and Milacron Nederland B.V.

10.2	Loan Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and Ferromatik Milacron Maschinenbau GmbH
10.3	Receivables Finance Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and Cimcool Europe B.V.
10.4	Receivables Finance Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and Cimcool Industrial Products B.V.
10.5	Receivables Finance Agreement dated as of March 12, 2008 between Lloyds TSB Bank Plc and D-M-E Europe CVBA
10.6	Debt Purchase Agreement dated as of March 12, 2008 between Lloyds TSB Commercial Finance Limited and Ferromatik Milacron Maschinenbau GmbH
99.1	News release issued by Milacron Inc. on March 13, 2008